All information in this Term Sheet, whether regarding assets backing any securities discussed herein or otherwise, will be superseded by the information contained in the final prospectus.       November 30, 2004

Preliminary Structural and Collateral Term Sheet

$346,000,000 (Approximate) of Senior Certificates

GSR Mortgage Loan Trust 2004-15F

GS Mortgage Securities Corp., Depositor

Mortgage Pass-Through Certificates, Series 2004-15F

Features of the Transaction

●

The offering consists of senior certificates, totaling approximately $346,000,000 expected to be rated AAA by 2 of 3 of S&P, Moody’s, and Fitch.  The three tracks of 30 year residential mortgage-backed certificates are expected to be approximately:

$118,283,000 of 5.50% coupons (Track 1)

$180,950,000 of 6.00% coupons (Track 2)

$46,624,000 of 8.00% coupons (Track 3)

●

The overall expected amount of credit support for the senior certificates is 2.50% for the Mortgage Loans in the form of subordination with a shifting interest structure and a five-year prepayment lockout.

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Collateral consists primarily of conventional fixed rate 30 year mortgage loans secured by first liens on one-to-four family residential properties, serviced by Bank of America, N.A, Chase Manhattan Mortgage Corporation, CitiMortgage, Inc., and Countrywide Home Loans, Inc. with Chase Manhattan Mortgage Corporation as the Master Servicer

●

The amount of senior certificates is approximate and may vary by up to 5%.

Time Table

Expected Settlement:

December 17, 2004

Cut-off Date:

November 1, 2004

First Distribution Date:

December 27, 2004

Distribution Date:

25th or NBD of each month

Key Terms
Issuer: GSR Mortgage Loan Trust 2004-15F
Underwriter: Goldman, Sachs & Co.
Originators: Bank of America, N.A, Chase Manhattan Mortgage Corporation, CitiMortgage, Inc. and Countrywide Home Loans, Inc.

Servicers: Bank of America, N.A (BA), Chase Manhattan Mortgage Corporation (CH), CitiMortgage, Inc. (CI), and Countrywide Home Loans, Inc. (CW)

Master Servicer: Chase Manhattan Mortgage Corporation

Trustee: Wachovia Bank, National Association

Securities Administrator: JPMorgan Chase Bank Type of Issuance: Public Servicer Advancing: Yes, subject to recoverability
Compensating Interest: Yes, to the extent of the servicing fee for such Distribution Date
Legal Investment: The senior certificates are SMMEA eligible at settlement
Interest Accrual: Prior calendar month for fixed rate bonds and 25th to 24th for floating rate bonds
Clean Up Call: 1% of the Cut-off Date principal balance of the Loans
ERISA Eligible: Underwriter’s exemption may apply to senior certificates, however prospective purchasers should consult their own counsel
Tax Treatment: REMIC; senior certificates are regular interests
Structure: Senior/Subordinate; shifting interest structure with a five-year prepayment lockout to junior certificates
Expected Subordination: 2.50%
Expected Rating Agencies: 2 of the 3 of: S&P, Moody’s, and Fitch
Minimum Denomination: Senior certificates - $25,000

Preliminary Collateral Information[1]	Track 1	Track 2	Track 3	Total
Total Outstanding Principal Balance:	$121,320,000	$185,590,000	$47,820,000	$354,730,000
Number of Mortgage Loans[2]:	407	699	306	723
Average Current Principal Balance of the Mortgage Loans (000’s)[3]:	$539	$490	$428	$490
Weighted Average Annual Mortgage Interest Rate:	5.93%	6.39%	7.26%	6.35%
Expected Administrative Fees (Including Servicing and Trustee Fees):	0.25%	0.25%	0.25%	0.25%
Weighted Average Amortized Term To Maturity (Months):	359	341	300	342
Weighted Average Seasoning (Months):	1	15	44	14
Weighted Average Current Loan-To-Value Ratio:	72%	72%	68%	71%
Owner Occupied:	95%	95%	96%	95%
Cash-out Refi / Refi Total:	6% / 25%	7% /27%	6% / 24%	6% / 19%
Single Family and PUD:	93%	92%	87%	92%
Current FICO:	747	735	720	737
California Concentration:	48%	45%	27%	44%
IO loan percentage:	3%	10%	10%	8%
Servicers[4] Bank of America: Chase: CitiMortgage: Countrywide:	0% 0% 0% 100%	9% 11% 12% 67%	19% 20% 45% 16%	8% 9% 12% 71%

1 The final collateral will be a subset of the mortgage loans used to determine the information under the Collateral Description.

2 This represents the number of mortgage loans contributing all or part of their cash flow to the respective track.  The total number of mortgage loans is 723 and the total principal balance is approximately $354,730,000.

3 This represents the average original principal balance of mortgage loans contributing all or part of their cash flow to the respective track.

4 Totals may not sum to 100% due to rounding.

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